Exhibit 99.2

The Board of Directors

The Ryland Group, Inc.

3011 Townsgate Road, Suite 200

Westlake Village, CA 91361

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 14, 2015, to the Board of Directors of The Ryland Group, Inc. (the “Company”) as Annex C to, and reference thereto under the headings “SUMMARY—Opinions of the Financial Advisors—Ryland’s Financial Advisor” and “THE MERGER—Opinion of Ryland’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving the Company and Standard Pacific Corp. (“Standard Pacific”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Standard Pacific (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Lazard Frères & Co. LLC
LAZARD FRERES & CO. LLC

June 30, 2015